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                                                       EXHIBIT 99-1

GRUBB & ELLIS
PROPERTY SOLUTIONS WORLDWIDE-SM-                       NEWS RELEASE




FOR IMMEDIATE RELEASE                                  CONTACTS: Ted McDougal
                                                                 847.753.7582
                                                                 Monica Sparreo
                                                                 847.753.7547

          GRUBB & ELLIS TO ACQUIRE ASSETS OF SMITHY BRAEDON, CREATING
           ONE OF THE LARGEST COMMERCIAL REAL ESTATE FIRMS IN REGION


     NORTHBROOK, Ill., Dec. 2, 1998 -- Grubb & Ellis Company (NYSE: GBE) today announced that it has acquired the assets of Smithy Braedon, one of the top real estate firms in the Washington, D.C. area, creating one of the largest real estate services providers in the Mid-Atlantic region. Terms of the transaction were not disclosed.


     "The Washington, D.C. metropolitan area is one of the fastest growing real estate markets in the nation," said John G. Orrico, Grubb & Ellis' national president of transaction services. "Today's announcement gives us a strong position in the Washington, D.C., Northern Virginia and Maryland commercial real estate markets and aligns two firms that share a commitment to client service and a combination of strengths that are expected to generate future growth."

     In addition, Orrico cited The Retail Group, a division of Smithy Braedon, as a recognized leader in the retail real estate marketplace, a specialization that Grubb & Ellis is growing nationally.

     "This transaction will help us achieve our overriding goal of providing clients with the broadest product offerings and market coverage available in the area," said Smithy Braedon Chairman James L. Eichberg. "In Grubb & Ellis, we have found an excellent partner. In addition to sharing a common culture, Grubb & Ellis offers the scope of services and market reach that will allow our professionals to broaden their skills and better serve clients locally and nationally."
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     With roots dating back to 1930, Smithy Braedon provides a full range of real estate services to clients throughout the greater Washington, D.C. marketplace. The firm has offices in Washington, D.C. and McLean, Va., and manages approximately 1 million square feet of commercial property.

     Eichberg will remain with the combined company as an executive vice president, responsible for working with existing Grubb & Ellis management in running the firm's local operations. Together, the two firms will have approximately 70 transaction professionals serving the greater Washington, D.C. market, including Northern Virginia, Maryland and the District of Columbia.

     Grubb & Ellis Company is one of the nation's largest publicly traded commercial real estate services firms. Through its company-owned offices and affiliates in approximately 90 markets, the company provides transaction services, management services, financial services and strategic services to clients worldwide. For more information, visit the firm's web site, at www.grubb-ellis.com.

     Except for historical information, statements included in this announcement may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.


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